Exhibit 4.2

FIRST SUPPLEMENTAL SUBORDINATED INDENTURE

dated as of December 20, 2006

among

ASSURED GUARANTY US HOLDINGS INC.,
Issuer,

ASSURED GUARANTY LTD.,
Guarantor,

and

THE BANK OF NEW YORK,
Trustee

TABLE OF CONTENTS

Page
ARTICLE 1
DEFINITIONS

Section 1.01. Definitions of Terms	2

ARTICLE 2
GENERAL TERMS AND CONDITIONS OF THE CAPITAL SECURITIES

Section 2.01. Designation and Principal Amount	11
Section 2.02. Maturity	12
Section 2.03. Form and Payment	12
Section 2.04. Interest	13

ARTICLE 3
REDEMPTION OF THE CAPITAL SECURITIES

Section 3.01. Optional Redemption	15
Section 3.02. Redemption Procedure for Capital Securities	16
Section 3.03. Payment of Securities Called for Redemption	16
Section 3.04. No Sinking Fund	17

ARTICLE 4
OPTIONAL DEFERRAL OF INTEREST

Section 4.01. Optional Deferral of Interest	17
Section 4.02. Notices of Deferral	18

ARTICLE 5
EVENTS OF DEFAULT

Section 5.01. Events of Default	18

ARTICLE 6
COVENANTS

Section 6.01. Certain Restrictions During Optional Deferral Periods	20
Section 6.02. Obligation to Effect Certain Sales of Qualifying Securities; Alternative Coupon Satisfaction Mechanism	21
Section 6.03. Payment of Expenses	24
Section 6.04. Payment upon Resignation or Removal	24

i

ARTICLE 7
SUBORDINATION

Section 7.01. Agreement to Subordinate	24
Section 7.02. Liquidation; Dissolution; Bankruptcy	24
Section 7.03. Default on Company Senior Indebtedness	25
Section 7.04. When Distribution Must Be Paid Over	25
Section 7.05. Subrogation	26
Section 7.06. Relative Rights	26
Section 7.07. Rights of the Trustee; Holders of Company Senior Indebtedness	27
Section 7.08. Subordination May Not Be Impaired	27
Section 7.09. Distribution	27
Section 7.10. Authorization to Effect Subordination	28

ARTICLE 8
NOTICE

Section 8.01. Notice by the Company	28

ARTICLE 9
FORM OF CAPITAL SECURITY

Section 9.01. Form of Capital Security	29

ARTICLE 10
ORIGINAL ISSUE OF CAPITAL SECURITIES

Section 10.01. Original Issue of Capital Securities	38

ARTICLE 11
LIMITATION ON CLAIMS

Section 11.01. Limitation on Claim for Deferred Interest	39

ARTICLE 12
DEFEASANCE of CERTAIN COVENANTS

Section 12.01. Termination of the Company’s Obligations Under Certain Covenants	39
Section 12.02. Application of Trust Money	41
Section 12.03. Repayment to Company	41

ARTICLE 13
MISCELLANEOUS

Section 13.01. Ratification of Indenture	41

ii

Section 13.02. Trustee Not Responsible for Recitals; Concerning the Calculation Agent	41
Section 13.03. Governing Law	42
Section 13.04. Separability	42
Section 13.05. Counterparts	42

iii

FIRST SUPPLEMENTAL SUBORDINATED INDENTURE, dated as of December 20, 2006 (the “First Supplemental Subordinated Indenture”), among Assured Guaranty US Holdings Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), Assured Guaranty Ltd., a company duly organized and existing under the laws of Bermuda (the “Guarantor”), and The Bank of New York, a banking corporation duly organized and existing under the laws of the State of New York, as trustee (the “Trustee”), supplementing the Indenture, among the Company, the Guarantor, and the Trustee, dated as of December 1, 2006 (the “Base Indenture”).

WHEREAS, the Company executed and delivered the Base Indenture to provide for the future issuance of the Company’s subordinated unsecured debentures, notes or other evidence of indebtedness, to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture;

WHEREAS, pursuant to the terms of the Base Indenture and this First Supplemental Subordinated Indenture (together, the “Junior Subordinated Indenture”), the Company desires to provide for the establishment of a new series of its Securities to be known as its Series A Enhanced Junior Subordinated Debentures due 2066 (the “Capital Securities”), which shall be in the form of junior subordinated debentures, with specific terms and provisions, the form and substance of such Capital Securities and the terms, provisions and conditions thereof to be set forth as provided in the Junior Subordinated Indenture;

WHEREAS, the Guarantor has duly authorized the execution and delivery of this First Supplemental Subordinated Indenture to provide for the guarantee of the Capital Securities provided for herein (the “Subordinated Guarantee”); and all acts necessary to make this First Supplemental Subordinated Indenture a valid agreement of the Guarantor, in accordance with its terms, have been performed; and,

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Subordinated Indenture, and all requirements necessary to make this First Supplemental Subordinated Indenture a valid instrument in accordance with its terms, and to make the Capital Securities, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done and performed, and the execution and delivery of this First Supplemental Subordinated Indenture has been duly authorized in all respects:

NOW THEREFORE, in consideration of the purchase and acceptance of the Capital Securities by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the form and substance of the Capital Securities and the terms, provisions and conditions thereof, the Company and the Guarantor covenant and agree with the Trustee as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions of Terms.  Unless the context otherwise requires:

(a)           a term not defined herein that is defined in the Base Indenture has the same meaning when used in this First Supplemental Subordinated Indenture;

(b)           the definition of any term in this First Supplemental Subordinated Indenture that is also defined in the Base Indenture shall supersede the definition of such term in the Base Indenture with respect to the Capital Securities;

(c)           a term defined anywhere in this First Supplemental Subordinated Indenture has the same meaning throughout;

(d)           the singular includes the plural and vice versa;

(e)           headings are for convenience of reference only and do not affect interpretation;

(f)            the following terms have the meanings given to them in this Section 1.01(f):

“Alternative Coupon Satisfaction Mechanism” has the meaning provided in Section 6.02(a) hereof.

“Base Indenture” shall have the meaning set forth in the recitals of this First Supplemental Subordinated Indenture.

“Business Day” means any day which is not a Saturday, a Sunday, a legal holiday or a day on which banking institutions or trust companies located in New York City are authorized or obligated by law to close.

“Calculation Agent” means, initially, the Trustee.

“Capital Securities” shall have the meaning set forth in the recitals of this First Supplemental Subordinated Indenture.

“Commercially Reasonable Efforts” has the meaning provided in Section 6.02(a) hereof.

“Company” shall have the meaning set forth in the preamble of this First Supplemental Subordinated Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Base Indenture, and thereafter “Company” shall mean such successor Person, and any other obligor under the Securities (including the Capital Securities).

“Company Senior Indebtedness” means, with respect to the Capital Securities, all Indebtedness of the Company outstanding at any time, except (a) the Capital Securities, (b) Indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business, (c) Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or pari passu with the Capital Securities, or (d) Indebtedness of the Company to any of its Subsidiaries.  Company Senior Indebtedness will continue to be Company Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the Company Senior Indebtedness or extension or renewal of the Company Senior Indebtedness.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Quotation Agent as having a term comparable to the period from the Redemption Date to December 15, 2016 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a term comparable to such period.

“Comparable Treasury Price” means, with respect to a Redemption Date (1) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Compounded Interest” means accrued and unpaid interest on the Capital Securities, together with interest thereon, to the extent permitted by applicable law, compounded semi-annually or quarterly, as applicable, at the then applicable Coupon Rate.

“Coupon Rate” means the Fixed Rate during the Fixed Rate Period and the Floating Rate during the Floating Rate Period.

“Current stock market price” of the Guarantor’s Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if the Guarantor’s Common Stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which the Guarantor’s Common Stock is traded. If the Guarantor’s Common Stock is not listed on any U.S. securities exchange on the relevant date, the “current stock market price” shall mean the last quoted bid price for the Guarantor’s Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Guarantor’s Common Stock is not so quoted, the “current stock market price” shall mean the average of the mid-point of the last bid and ask prices for the Guarantor’s Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Guarantor for this purpose.

“Current Interest Payment Date” has the meaning provided in Section 6.02(a) hereof.

“Depositary”, with respect to the Capital Securities, means The Depository Trust Company or any successor clearing agency.

“Discharged” has the meaning provided in Section 12.01 hereof.

“Distributions” means, as to a security or combination of securities, dividends, interest payments or other income distributions to the holders thereof that are not Subsidiaries of the Guarantor.

“Exchange Act” means the Securities Exchange Act to 1934, as amended.

“Fifth Deferral Anniversary” has the meaning provided in Section 6.02(a) hereof.

“Fixed Rate” means the rate of interest on the Capital Securities during the Fixed Rate Period as provided in Section 2.04(a) hereof.

“Fixed Rate Period” means the period from, and including, the date of initial issuance of the Capital Securities to, but excluding, December 15, 2016 or earlier redemption.

“Floating Rate” means the rate of interest on the Capital Securities during the Floating Rate Period as provided in Section 2.04(b) hereof.

“Floating Rate Period” means the period from, and including, December 15, 2006 to, but excluding, the Maturity Date or earlier redemption.

“Foregone Interest” has the meaning provided in Section 11.01 hereof.

“Guarantor” shall have the meaning set forth in the preamble of this First Supplemental Subordinated Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Base Indenture, and thereafter “Guarantor” shall mean such successor Person.

“Guarantor Senior Indebtedness” means, with respect to the Subordinated Guarantees, all Indebtedness of the Guarantor outstanding at any time, except (a) the Subordinated Guarantees, (b) Indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business, (c) Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or pari passu with the Subordinated Guarantees, or (d ) Indebtedness of the Guarantor to any of its Subsidiaries.  Guarantor Senior Indebtedness will continue to be Guarantor Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the Guarantor Senior Indebtedness or extension or renewal of the Guarantor Senior Indebtedness.

“H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Federal Reserve System Board of Governors, available through the Board of Governors of the Federal Reserve System’s website at http://www.federalreserve.gov/releases/H15/ or any successor site or publication.

“Intent-based replacement disclosure” means, as to any security or combination of securities, that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the Commission made by the issuer under the Exchange Act, prior to or contemporaneously with the issuance of such securities, to redeem or repurchase such securities only with the proceeds of specified replacement capital securities that have terms and provisions at the time of redemption or repurchase that are as or more equity-like than the securities then being redeemed or repurchased, raised within 180 days prior to the applicable redemption or repurchase date.

“Interest Payment Date” means (i) up to, and including,  December 15, 2016, each June 15 and December 15, commencing June 15, 2007; and (ii) after December 15, 2016, each March 15, June 15, September 15 and December 15, commencing March 15, 2017; provided that if any such day from, and including, March 15, 2017 is not a Business Day, then the Interest Payment Date shall be the immediately succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, then such Interest Payment Date will be the immediately preceding Business Day.

“Interest Payment Period” means the semi-annual or quarterly period, as applicable, from and including, an Interest Payment Date to, but excluding, the next succeeding Interest Payment Date, except for the first Interest Payment Period which shall be determined from, and including, the date of initial issuance of the Capital Securities (subject to Section 2.01) to, but excluding, June 15, 2007.

“Junior Subordinated Indenture” shall have the meaning set forth in the preamble of this First Supplemental Subordinated Indenture.

“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of an Interest Payment Period in the Floating Rate Period.

“London Banking Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Make-Whole Rate” means the Treasury Rate plus (x) in the case of a Tax Event or a Rating Agency Event, 50 basis points, and (y) in the case of a redemption for any other reason, 30 basis points.

“Make-Whole Redemption Amount” means the sum of the present value of (i) the aggregate principal amount outstanding of the Capital Securities discounted from the Interest Payment Date falling on December 15, 2016 to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Make-Whole Rate, and (ii) the present values of scheduled semi-annual interest payments from the Redemption Date through and including the Interest Payment Date on December 15, 2016, each discounted from such Interest Payment Date to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Make-Whole Rate, plus any accrued and unpaid interest, together with any Compounded Interest to the Redemption Date, as calculated by the Calculation Agent.

“Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(i)    trading in securities generally on the principal exchange on which the Company’s or the Guarantor’s securities are then listed and traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction;

(ii)   a material disruption or banking moratorium occurs or has been declared in commercial banking or securities settlement or clearance services in the United States;

(iii)  the Guarantor would be required to obtain the consent or approval of its shareholders or the Company or the Guarantor would be required to obtain the consent or approval of a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue the Company’s or the Guarantor’s securities, and the Company or the Guarantor fail to obtain such consent or approval notwithstanding the Company’s and the Guarantor’s commercially reasonable efforts to such effect;

(iv)  there is such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, such that trading in the Company’s or the Guarantor’s securities shall have been materially disrupted or the effect of international conditions on the financial markets in the United States is such, as to make it, in the Company’s or the

Guarantor’s judgment, impracticable to proceed with the offer and sale of the Company’s or the Guarantor’s securities; or

(v)   an event occurs and is continuing as a result of which the offering document for such offer and sale of securities would, in that issuer’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (1) the disclosure of that event at such time, in that issuer’s judgment, would have a material adverse effect on its business or (2) the disclosure relates to a previously undisclosed proposed or pending material transaction, the disclosure of which would impede that issuer’s ability to consummate such transaction, provided that no single suspension period contemplated by this paragraph (v) may exceed ninety consecutive days and multiple suspension periods contemplated by this paragraph (v) may not exceed an aggregate of 180 days in any 360-day period.

“Maturity Date” means the date on which the Capital Securities mature as specified in Section 2.02 hereof and on which the principal shall be due and payable together with all accrued and unpaid interest thereon including Compounded Interest.

“Non-Cumulative Perpetual Preferred Stock” means non-cumulative perpetual preferred stock of the Company or the Guarantor or their Subsidiaries that (i) contains no remedies other than Permitted Remedies and (ii)(a) is subject to Intent-Based Replacement Disclosure and provides for mandatory deferral tied to the breach of certain financial triggers, or (b) is subject to a replacement capital covenant substantially similar to the Replacement Capital Covenant applicable to the Capital Securities.

“Optional Deferral” has the meaning provided in Section 4.01 hereof.

“Optional Deferral Period” has the meaning provided in Section 4.01 hereof.

“Optionally Deferred Interest” has the meaning provided in Section 4.01 hereof.

“Other Covenant Default” has the meaning provided in Section 5.01(b) hereof.

“Other Covenant Default Notice” has the meaning provided in Section 5.01(c) hereof.

“Par Redemption Amount” means a cash redemption price of 100% of the principal amount of the Capital Securities to be redeemed, plus accrued and unpaid interest, together with any Compounded Interest, on such Capital Securities to the Redemption Date.

“Parity Debt Securities” has the meaning provided in Section 6.01(a) hereof.

“Parity Guarantees” has the meaning provided in Section 6.01(a) hereof.

“Permitted Remedies” means, with respect to any securities, one or more of the following remedies:

(a)           rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded), and

(b)           complete or partial prohibitions on the issuer paying Distributions on or repurchasing common shares or other securities that rank pari passu with or junior as to Distributions to such securities for so long as Distributions on such securities, including unpaid Distributions, remain unpaid.

“Preferred Stock Issuance Cap” has the meaning provided in Section 6.02(a) hereof.

“Primary Treasury Dealer” means (1) Banc of America Securities LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and (2) any additional primary U.S. government securities dealers in New York City selected by the Company and their successors.

“Qualifying Securities” means Qualifying Warrants and Non-Cumulative Perpetual Preferred Stock of the Company or the Guarantor or their Subsidiaries.

“Qualifying Warrants” means net share settled warrants to purchase the Guarantor’s Common Stock that (i) have an exercise price greater than the current stock market price of the Guarantor’s Common Stock as of their date of issuance; and (ii) the Guarantor or its Subsidiaries is not entitled to redeem for cash and the holders are not entitled to require the Guarantor or its Subsidiaries to repurchase for cash in any circumstances.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company.

“Rating Agency” is any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Exchange Act, that, on the initial issue date of the Capital Securities, publishes a rating for the Company or the Guarantor.

“Rating Agency Event” means the determination by the Company or the Guarantor of a change by any Rating Agency in the equity credit criteria for securities such as the Capital Securities resulting in a lower equity credit to the

Company or the Guarantor than the equity credit assigned by such Rating Agency to the Capital Securities on their issue date.

“Reference Treasury Dealer” means a Primary Treasury Dealer; provided, however, that if any of the Primary Treasury Dealers ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Replacement Capital Covenant” means that Replacement Capital Covenant, dated December 20, 2006, entered into by the Company and the Guarantor, for the benefit of a specified class of Covered Debtholders (as defined in the Replacement Capital Covenant).

“Registered Security” means any Security in the form established pursuant to Section 9.01 hereof which is registered as to principal and interest in the Securities Register.

“Securities Act” means the Securities Act of 1933, as amended.

“Subordinated Guarantee” means the unconditional guarantee of the payment of the principal of, any premium or interest on, and any Additional Amounts with respect to the Capital Securities by the Guarantor, as more fully set forth in Article 17 of the Base Indenture.

“Tax Event” means, with respect to the Capital Securities, the receipt by the Company or the Guarantor of an Opinion of Counsel, rendered by a law firm with experience in such matters, to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision interpreting or applying such laws or regulations, or (c) a threatened challenge asserted in connection with an audit of the Guarantor or the Company or any of their Subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Capital Securities, which amendment or change is effective or which pronouncement or decision is announced or which challenge occurs on or after the date hereof, there is more than an insubstantial increase in the risk that interest accruing or payable by the Company on the Capital Securities is not or, at any time subsequent to the

Company’s or the Guarantor’s receipt of such opinion, will not be, wholly deductible by the Company for United States federal income tax purposes.

“Telerate Page 3750” means the display on Moneyline Telerate, Inc. on page 3750 or any successor service or page for the purpose of displaying the London interbank offered rates of major banks.

“3-Month LIBOR,” with respect to an Interest Payment Period during the Floating Rate Period, means the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the relevant LIBOR Determination Date.

If 3-Month LIBOR cannot be determined for an Interest Payment Period as described above, the Company will select four major banks in the London interbank market. The Company will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the LIBOR Determination Date for such Interest Payment Period to the Company and the Calculation Agent, and if the Calculation Agent is then not the Trustee, to the Trustee. These quotations will be for deposits in U.S. dollars for a three-month period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time.

If two or more quotations are provided, “3-Month LIBOR” for such Interest Payment Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Company will select three offered rates quoted by three major banks in New York City on the LIBOR Determination Date for such Interest Payment Period. The rates quoted will be for loans in U.S. dollars for a three-month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by the Company are quoting rates, “3-Month LIBOR” for the applicable Interest Payment Period will be the same as for the immediately preceding Interest Payment Period or, if the immediately preceding Interest Payment Period is an Interest Payment Period during the Fixed Rate Period, the same as for the most recent quarter for which 3-Month LIBOR can be determined.

“Treasury Rate” means the yield, under the heading that represents the average for the week immediately prior to the Redemption Date, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the end of the relevant Interest Payment Period, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month). If such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, “Treasury Rate” means the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

“Trustee” shall, with respect to the Capital Securities, have the meaning set forth in the preamble of this First Supplemental Subordinated Indenture until a successor Trustee shall have become such with respect to the Capital Securities pursuant to the applicable provisions of the Base Indenture, and thereafter “Trustee” shall, with respect to the Capital Securities, mean such successor Trustee.

“Underwriting Agreement” means the Underwriting Agreement, dated December 13, 2006, among the Company, the Guarantor and the underwriters of the Capital Securities therein named.

“Warrant Issuance Cap” has the meaning provided in Section 6.02(a) hereof.

ARTICLE 2
GENERAL TERMS AND CONDITIONS OF THE CAPITAL SECURITIES

Section 2.01.  Designation and Principal Amount.  (a) There is hereby authorized a series of Securities designated the Series A Enhanced Junior Subordinated Debentures due 2066, which shall be in the form of junior subordinated debentures issued by the Company under the Base Indenture as supplemented by this First Supplemental Subordinated Indenture, limited in aggregate principal amount to $150,000,000, which amount shall be as set forth in any Company Order for the authentication and delivery of Capital Securities pursuant to Section 3.3 of the Base Indenture.

(b)   The Company may, from time to time, subject to compliance with any other applicable provisions of this First Supplemental Subordinated Indenture but without the consent of the Holders, create and issue pursuant to this First Supplemental Subordinated Indenture an unlimited principal amount of additional Capital Securities (in excess of any amounts theretofore issued) having the same terms and conditions to those of the other outstanding Capital Securities, except that any such additional Capital Securities (i) may have a different issue date and issue price from other outstanding Capital Securities and (ii) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on other outstanding Capital Securities. Such additional Capital Securities shall constitute part of the same series of Capital Securities hereunder, unless any such adjustment pursuant to this Section 2.01(b) shall cause such additional Capital Securities to constitute, as determined pursuant to an Opinion of Counsel, a different class of Securities than the original series of Capital Securities for U.S. federal income tax purposes.

Section 2.02.  Maturity.  The Maturity Date will be December 15, 2066. Notwithstanding the preceding sentence, in the event that the Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding day which is a Business Day, and no interest shall accrue on the amount payable on such date or at such time for the period from and after such Maturity Date to such next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, then the Maturity Date will be the immediately preceding day which is a Business Day.

Section 2.03.  Form and Payment.  (a) Except as provided in Section 2.04, the Capital Securities shall be issued as fully Registered Securities in global form in denominations of $2,000 and integral multiples of $1,000 in excess thereof, and the Company shall execute and the Trustee shall, in accordance with this Section, authenticate and deliver one or more Registered Securities in global form that (i) shall represent and shall be denominated in an amount equal to the aggregate principal amount of all of the Capital Securities issued and not yet cancelled, (ii) shall be registered in the name of the Depositary or its nominee, (iii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions and (iv) shall bear a legend substantially to the following effect: “Unless and until it is exchanged in whole or in part for Capital Securities in definitive registered form, this Capital Security may not be transferred except as a whole by the Depositary to the nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.”

(b)   Unless and until it is exchanged in whole or in part for Capital Securities in the form of definitive Registered Securities, a global Registered Security representing all or a portion of the Capital Securities may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary for such series or a nominee of such successor Depositary.

(c)   If at any time the Depositary for any Capital Securities represented by one or more global Registered Securities notifies the Company that it is unwilling or unable to continue as Depositary for such Capital Securities or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and any other applicable statute or regulation, the Company shall appoint a successor Depositary that is a clearing agency registered under the

Exchange Act and any other applicable statute or regulation with respect to such Capital Securities. If a successor Depositary eligible under this Section is not appointed for such Capital Securities by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, then the Company shall execute, and the Trustee, upon receipt of an Officer’s Certificate for the authentication and delivery of definitive Securities of such series, will authenticate and deliver, Securities of such series in definitive registered form without coupons, in any authorized denominations, in an aggregate principal amount equal to the principal amount of the global Registered Security or Securities representing such Registered Securities in exchange for such global Registered Security or Securities.

(d)   Upon the exchange of any Capital Securities in the form of a global Registered Security for definitive Registered Securities, such global Registered Security shall be cancelled by the Trustee or an agent of the Company or the Trustee.  The definitive Registered Securities issued in exchange for a global Registered Security pursuant to this Section 2.03 shall be registered in such names and in denominations of $2,000 and integral multiples of $1,000 in excess thereof, bearing identical terms as the Registered Security they replace, as the Depositary for such global Registered Security, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee or an agent of the Company or the Trustee. The Trustee or such agent shall deliver such definitive Registered Securities to or as directed by the Persons in whose names such definitive Registered Securities are so registered.

(e)   All Capital Securities issued upon any transfer or exchange of Capital Securities shall be valid obligations of the Company and the Guarantor, respectively, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Capital Securities surrendered upon such transfer or exchange.

(f)    Principal and interest on the Capital Securities issued in the form of definitive Registered Securities will be payable, the transfer of such Capital Securities will be registrable and such Capital Securities will be exchangeable for Capital Securities bearing identical terms and provisions at the office or agency of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Security Register.

Section 2.04.  Interest.  (a) From, and including, the date of issuance to, but excluding, December 15, 2016 or earlier Redemption Date, the Capital Securities will bear interest, accruing from the date of initial issuance, at the per annum rate of 6.40% (the “Fixed Rate”), payable semi-annually in arrears on each Interest Payment Date in respect of an Interest Payment Period during the Fixed Rate Period.

(b)   The amount of interest payable on any Interest Payment Date or Redemption Date in respect of an Interest Payment Period during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months and will include interest accrued from, and including, the last scheduled Interest Payment Date for which interest has been paid or duly provided for (or, if none, the issue date) to, but excluding, the scheduled Interest Payment Date or Redemption Date, as the case may be. Interest calculated for any period less than a 30-day month will be calculated based on the actual number of days elapsed in such month.

(c)   In the event that any Interest Payment Date during the Fixed Rate Period is not a Business Day, payment of the interest payable on such Interest Payment Date will be made on the next succeeding Business Day (and without any interest or other payment in respect of any such delay).

(d)   From, and including December 15, 2016 to, but excluding, the Maturity Date or earlier Redemption Date, the Capital Securities will bear interest at the per annum rate of 3-Month LIBOR plus a margin equal to 2.38% (the “Floating Rate”), payable quarterly in arrears on each Interest Payment Date in respect of an Interest Payment Period during the Floating Rate Period.

(e)   The Calculation Agent will calculate the applicable Floating Rate and the amount of interest payable on each quarterly Interest Payment Date relating to an Interest Payment Period during the Floating Rate Period. Promptly upon such determination, the Calculation Agent will notify the Company and, if the Trustee is not then serving as the Calculation Agent, the Trustee, of the Floating Rate for the new quarterly Interest Payment Period. The Floating Rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive on the Company and the Holders of the Capital Securities and the Trustee.

(f)    Interest payments during the Floating Rate Period will include accrued interest from and including the last date in respect of which interest has been duly paid or provided for to, but not including, the next succeeding Interest Payment Date, the Redemption Date or the Maturity Date, as the case may be. The amount of interest payable will be computed on the basis of a 360-day year and the actual number of days elapsed in each quarterly Interest Payment Period.

(g)   All percentages resulting from any interest rate calculation will be rounded upward or downward, as appropriate, to the next higher or lower one-hundred-thousandth of a percentage point.

(h)   Otherwise than in connection with the Maturity or early redemption of the Capital Securities or the payment in whole or in part of deferred or overdue interest on the Capital Securities, interest on the Capital Securities may be paid only on an Interest Payment Date (except as provided for under Section 2.04(c)).

(i)    To the extent permitted by applicable law, interest not paid when due hereunder, including, without limitation, all Optionally Deferred Interest, will accrue and compound semi-annually (during the Fixed Rate Period) or quarterly (during the Floating Rate Period) at the applicable Coupon Rate on each Interest Payment Date until paid (except as provided for under Section 2.04(c)). References to “interest” in the Base Indenture and this First Supplemental Subordinated Indenture include references to such Compounded Interest.

(j)    The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the Person in whose name the Capital Securities is registered at the close of business on the day next preceding the Interest Payment Date; provided, that in the event the Capital Securities will not continue to remain in book-entry form or are not in the form of a global certificate, the Company will have the right to select record dates, which will be at least one Business Day before an Interest Payment Date.

ARTICLE 3
REDEMPTION OF THE CAPITAL SECURITIES

Article 11 of the Base Indenture shall be superseded by this Article 3 with respect to the Capital Securities.

Section 3.01.  Optional Redemption.

(a)   The Company shall have the right, at its option, to redeem the Capital Securities for cash, in whole or in part, on and after December 15, 2016, at a cash redemption price equal to the Par Redemption Amount; provided that if the Capital Securities are not redeemed in whole, at least $50,000,000 aggregate principal amount of the Capital Securities (excluding any Capital Securities held by the Company or any of its Affiliates) remains outstanding after giving effect to such redemption.

(b)   Prior to December 15, 2016, the Company shall have the right, at its option, to redeem the Capital Securities in whole but not in part, including, but not limited to, upon the occurrence of a Tax Event or a Rating Agency Event, at a cash redemption price of the greater of (i) the Par Redemption Amount and (ii) the Make-Whole Redemption Amount.

(c)   With respect to any redemption of Capital Securities as a result of a Tax Event, the Redemption Date will be within 180 days following the occurrence of such Tax Event; provided, however, that if at that time the Company or the Guarantor is able to eliminate, within the 180-day period, the Tax Event by taking some ministerial action (such as making an election or filing a form) that has no adverse effect on the Guarantor or the Company or the Holders of the Capital Securities, the Guarantor and the Company will pursue such action in lieu of redemption. The Company will have no right or obligation to redeem the Capital Securities while pursuing such measure.

Section 3.02.  Redemption Procedure for Capital Securities.  The Company will mail, or cause the Trustee to mail, notice of every redemption of Capital Securities by first class mail, postage prepaid, addressed to the Holders of record of the Capital Securities to be redeemed at such Holder’s respective last address appearing on the Company’s books. Any redemption pursuant to this Article 3 will be made upon not less than fifteen days nor more than sixty days notice before the Redemption Date to the registered Holders of the Capital Securities. If the Capital Securities are to be redeemed in part pursuant to Section 3.01, the Capital Securities will be redeemed pro rata or by lot or by any other method utilized by the Trustee that the Trustee shall deem fair and appropriate. Any notice mailed as provided in this Section 3.02 shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of the Capital Securities designated for redemption shall not affect the validity of the proceedings for the redemption of any other Capital Securities. Each such notice given to a Holder shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) that the Capital Securities are being redeemed pursuant to the Junior Subordinated Indenture or the terms of the Capital Securities together with the facts permitting such redemption; (iv) if less than all outstanding Capital Securities are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular Capital Securities to be redeemed; (v) the place or places where the Capital Securities are to be redeemed; and (vi) that interest on the Capital Securities to be redeemed will cease to accrue on the Redemption Date. Notwithstanding the foregoing, if the Capital Securities are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the Holders of Capital Securities at such time and in any manner permitted by such facility. The Redemption Price shall be paid prior to 12:00 noon, New York City time, on the Redemption Date or at such earlier time as the Company determines and specifies in the notice of redemption. The Company shall deposit with the Trustee or with a Paying Agent an amount of money sufficient to pay the Redemption Price of such Capital Securities or any portion thereof which are to be redeemed on that date.

Section 3.03.  Payment of Securities Called for Redemption.  If any notice of redemption has been given as provided in Section 3.02, the Capital Securities or portion of the Capital Securities with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice at the applicable Redemption Price. From and after such date, the Capital Securities to be redeemed shall cease to bear interest. If any Capital Securities called for redemption shall not be so paid upon surrender thereof for redemption, the principal of and premium, if any, on such Capital Securities shall, until paid, bear interest from the Redemption Date at the Coupon Rate. On presentation and surrender of such Capital Securities at a place of payment in said notice specified, the said securities or the specified portions thereof shall be paid and redeemed by the Company at the applicable Redemption Price. Upon presentation of any Capital Securities redeemed in part only, the Company and the Guarantor shall execute and the Trustee shall authenticate and deliver to the Holder thereof, at the expense of the Company, new Capital Securities of the same series, of authorized denominations, in aggregate principal amount equal to the unredeemed portion of the Capital Securities so presented and having the same original issue date, Maturity Date and terms. If a Registered Security in global form is so surrendered, such new Capital Securities will also be a new Registered Security in global form.

Section 3.04.  No Sinking Fund.  The Capital Securities are not entitled to the benefit of any sinking fund.

ARTICLE 4
OPTIONAL DEFERRAL OF INTEREST

Section 3.11 of the Base Indenture shall be superseded by this Article 4 with respect to the Capital Securities.

Section 4.01.  Optional Deferral of Interest.  (a) So long as no Event of Default has occurred and is continuing under the Junior Subordinated Indenture, the Company may elect at any time during the term of the Capital Securities, and from time to time, to defer one or more payments of interest on such Capital Securities (an “Optional Deferral” and any such deferred interest, “Optionally Deferred Interest” and such continuous period of Optional Deferral, an “Optional Deferral Period”) for up to ten years. Optionally Deferred Interest will continue to accrue and compound semi-annually or quarterly, as applicable, on each Interest Payment Date, to the extent permitted by applicable law, at the applicable Coupon Rate.

(b)   Following the earlier of (i) the Fifth Deferral Anniversary (as defined in Section 6.02) or (ii) a payment, during an Optional Deferral Period, of current interest on the Capital Securities, the provisions of Section 6.02 hereof will apply, and the Company and the Guarantor must (except upon an Event of Default with respect to the Capital Securities) make Commercially Reasonable Efforts to sell certain Qualifying Securities. If such efforts are successful, the Company must pay Optionally Deferred Interest out of the net proceeds from the sale of such Qualifying Securities on the next succeeding Interest Payment Date following the Fifth Deferral Anniversary or the Current Interest Payment Date, as applicable, but the Company cannot pay such Optionally Deferred Interest from sources other than the net proceeds from the sale of such Qualifying Securities. Additionally, during any Optional Deferral Period, the restrictions on payment by the Company and the Guarantor of dividends and other distributions on Capital Stock pursuant to Section 6.01 hereof will apply. There is no limit on the number of Optional Deferral Periods that the Company may begin.

(c)   If the Company defers interest for a period of 10 consecutive years from the commencement of an Optional Deferral Period, the Company will be required to pay all accrued and unpaid interest (including Compounded Interest) at the conclusion of the 10-year period, and to the extent it does not do so, the Guarantor will be required to make Subordinated Guarantee payments in accordance with Article 17 of the Base Indenture.  If the Company fails to pay in full all accrued and unpaid interest (including Compounded Interest) at the conclusion of the 10-year period, due to an Optional Deferral or otherwise, such failure continues for 30 days and the Guarantor fails to make Subordinated Guarantee payments with respect thereto, an Event of Default will occur.

Section 4.02.  Notices of Deferral.  The Company shall provide a notice of any Optional Deferral to the Trustee no more than sixty and no fewer than fifteen days prior to the relevant Interest Payment Date.  A notice of Optional Deferral, once given, will be irrevocable and the deferral of payments on the related Interest Payment Date will be considered an Optional Deferral.

ARTICLE 5
EVENTS OF DEFAULT

Section 5.01.  Events of Default.  (a) Section 5.1 of the Base Indenture is hereby amended and supplemented with respect to the Capital Securities by deleting clauses (1), (3), (4), (5) and (6) thereof and adding the following additional Events of Default, in each case for purposes of specifying Events of Default that gives a right to declare an acceleration of payment of the Capital Securities:

(i)    default for thirty calendar days in the payment of any interest on the Capital Securities when it becomes due and payable (whether or not such payment is prohibited by the subordination provisions); however, a default under this provision will not arise if the Company has properly deferred the interest in connection with an Optional Deferral Period or when the provisions of Section 6.02 hereof apply; or

(ii)   any non-payment of interest, whether due to an Optional Deferral or otherwise, that continues for ten consecutive years or extends beyond the Maturity Date of, or the Redemption Date for, the Capital Securities, without all accrued and unpaid interest (including Compounded Interest) having been paid in full; provided, however, that if the Guarantor pays all accrued and unpaid interest (including Compounded Interest) in full in accordance with Section 17.1 of the Base Indenture, within 30 days after a non-payment of interest that has continued for ten consecutive years, then there shall be no Event of Default.

(b)   For the avoidance of doubt, Events of Default with respect to the Capital Securities that gives a right to declare an acceleration of payment of the

Capital Securities do not include failure to comply with or breach of the Company’s other covenants set forth in Article 6 hereof with respect to the Capital Securities or a covenant set forth in the Base Indenture (an “Other Covenant Default”), including the covenant to sell Qualifying Securities through the Alternative Coupon Satisfaction Mechanism to meet certain interest payment obligations.

(c)   Holders of the Capital Securities may not themselves institute a proceeding against the Company on account of an Other Covenant Default unless the Trustee fails to institute such a proceeding. However, the Holders of a majority in principal amount of the Capital Securities may direct the Trustee to bring such a proceeding if an Other Covenant Default continues for a period of 60 days after delivery of written notice to the Company from the Trustee or to the Company and the Trustee from the Holders of a majority in principal amount of the Capital Securities (“Other Covenant Default Notice”), subject to the terms hereof.  Except with respect to the covenants contained in Article 10 of the Base Indenture, the Trustee shall not be required to take any action in case of an Other Covenant Default (other than to give notice of such default to the Holders of the Capital Securities) unless so directed by the Holders of the Capital Securities. In the case of an Other Covenant Default resulting from the Company’s or the Guarantor’s breach of its covenants contained in Article 10 of the Base Indenture, such Other Covenant Default, after its continuance for 60 days after delivery of the Other Covenant Default Notice, will be treated as an Event of Default with respect to the Capital Securities, and the Trustee will have all of the rights, duties and obligations, and the Holders of the Capital Securities will have all of the rights, in respect of such Other Covenant Default as if such Other Covenant Default were such an Event of Default, except that there will be no right to accelerate the payment of the Capital Securities.

(d)   Subject to the provisions of Section 5.01(c) hereof, as to Other Covenant Defaults, the provisions of Section 5.7 of the Base Indenture shall apply with respect to limitations on suits, proceedings and remedies.

(e)   Within ninety days after an Event of Default, the Trustee must give to the Holders of the Capital Securities notice of all uncured and unwaived defaults by the Company known to it. However, except in the case of default in payment or interest, the Trustee may withhold such notice if it determines that such withholding is in the interest of such Holders of the Capital Securities.

ARTICLE 6
COVENANTS

Article 10 of the Base Indenture is hereby supplemented with respect to the Capital Securities by the following additional covenants of the Company and the Guarantor:

Section 6.01.  Certain Restrictions During Optional Deferral Periods. (a) On any date on which accrued interest through the most recent Interest Payment Date has not been paid in full, whether because of an Optional Deferral, or otherwise, the Company and the Guarantor will not, and will not permit any Subsidiary to:

(i)    declare or pay any dividends on, make distributions regarding, or redeem, repurchase, purchase, acquire or make a liquidation payment with respect to, any shares of Capital Stock of the Company or the Guarantor, other than:

(A)  purchases of the Capital Stock of the Guarantor in connection with employee or agent benefit plans or the satisfaction of its obligations under any contract or security then outstanding requiring the Guarantor to purchase Capital Stock or under any dividend reinvestment plan;

(B)   in connection with the reclassifications of any class or series of the Guarantor’s Capital Stock, or the exchange or conversion of one class or series of the Guarantor’s Capital Stock for or into another class or series of the Guarantor’s Capital Stock;

(C)   the purchase of fractional interests in shares of the Guarantor’s Capital Stock in connection with the conversion or exchange provisions of that Capital Stock or the security being converted or exchanged;

(D)  dividends or distributions of the Guarantor’s Capital Stock, or rights to acquire Common Stock, or repurchases or redemptions of common stock, in each case solely from the issuance or exchange of Common Stock; or

(E)   any declaration of a dividend in connection with the implementation of a shareholders rights plan, or issuances of Capital Stock under any such plan in the future, or redemptions or repurchases of any rights outstanding under a shareholder rights plan;

(ii)   make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company or the Guarantor that rank in right of payment equally with or junior to the Capital Securities or the Subordinated Guarantees, respectively, other than any payment, repurchase or redemption in respect of debt securities of the Company that rank in right of payment equally with the Capital Securities or debt securities of the Guarantor that rank equally with the Subordinated Guarantees (“Parity Debt Securities”)

made ratably and in proportion to the respective amount of (A) accrued and unpaid amounts on such Parity Debt Securities, on the one hand, and (B) accrued and unpaid amounts on the Capital Securities or the Subordinated Guarantees, as applicable, on the other hand; and

(iii)  make any guarantee payments with respect to any guarantee by the Company or the Guarantor of the debt securities of any Subsidiary, if such guarantee ranks in right of payment equally with or junior to the Capital Securities or the Subordinated Guarantees, respectively, other than any payment in respect of guarantees that rank equally with the Capital Securities and the Subordinated Guarantees (“Parity Guarantees”) made ratably and in proportion to the respective amount of (A) accrued and unpaid amounts on such Parity Guarantees, on the one hand, and (B) accrued and unpaid amounts on the Capital Securities or the Subordinated Guarantees, as applicable, on the other hand.

(b)   In addition, if any Optional Deferral Period lasts longer than one year, the Company and the Guarantor will not, subject to the same limited exceptions as noted in (a) above and unless required to do so by any applicable regulatory authority, repurchase, or permit any Subsidiary to purchase, the Guarantor’s Common Stock for a one-year period following the date on which all Optionally Deferred Interest has been paid.  If the Company or the Guarantor is involved in a business combination where immediately after its consummation more than 50% of the surviving entity’s voting stock is owned by the shareholders of the other party to the business combination, then the immediately preceding sentence will not apply to any Optional Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of the business combination.

Section 6.02.  Obligation to Effect Certain Sales of Qualifying Securities; Alternative Coupon Satisfaction Mechanism.  (a) If any Optionally Deferred Interest is outstanding due to an Optional Deferral, commencing with the first to occur of:

(i)    the date that is five years after the first Interest Payment Date as of which the Company deferred payment of interest on the Capital Securities, and for which Optionally Deferred Interest remains outstanding (the “Fifth Deferral Anniversary”), or

(ii)   a payment of current interest on the Capital Securities (a “Current Interest Payment Date”),

the Company and the Guarantor shall make Commercially Reasonable Efforts to effect sales of Qualifying Securities in an amount that will generate sufficient net proceeds to enable the Company to pay all accrued and unpaid interest (including Compounded Interest) in full on the Capital Securities (the “Alternative Coupon

Satisfaction Mechanism”), which obligation will continue until all unpaid interest (including Compounded Interest) has been paid in full; provided that the obligation of the Company and the Guarantor to make Commercially Reasonable Efforts to sell Qualifying Securities to satisfy the Company’s obligation to pay interest is subject to Market Disruption Events, is subject to the ACSM Cap (defined below), and does not apply if an Event of Default with respect to the Capital Securities has occurred and is continuing.

The net proceeds received by the Company and the Guarantor from the issuance of Qualifying Securities (i) during the 180 days prior to any Interest Payment Date on which the Company is required to use the Alternative Coupon Satisfaction Mechanism and (ii) designated by the Company or the Guarantor at or before the time of such issuance as available to pay interest on the Capital Securities will, at the time such proceeds are delivered to the Trustee to satisfy the relevant interest payment, be deemed to satisfy the Company’s obligations to pay interest on the Capital Securities pursuant to the Alternative Coupon Satisfaction Mechanism.  Any interest not so paid will continue to be treated as Optionally Deferred Interest and such interest will continue to accrue and compound as provided herein.

Under the Alternative Coupon Satisfaction Mechanism, the Company and the Guarantor and their Subsidiaries are not required to issue Qualifying Securities to the extent that (i) with respect to Optionally Deferred Interest attributable to the first 5 years of any Optional Deferral Period (including Compounded Interest thereon), the number of shares of the Guarantor’s Common Stock underlying any issuance of Qualifying Warrants applied to pay such interest, together with the number of shares underlying all prior issuances of Qualifying Warrants during such Optional Deferral Period so applied, would exceed 2% of the total number of issued and outstanding shares of the Guarantor’s Common Stock as of the date of the Guarantor’s then most recent publicly available consolidated financial statements (the “Warrant Issuance Cap”) or (ii) the net proceeds of any issuance of Non-Cumulative Perpetual Preferred Stock applied to pay interest on the Capital Securities pursuant to the Alternative Coupon Satisfaction Mechanism, together with the net proceeds of all prior issuances of Non-Cumulative Perpetual Preferred Stock so applied, would exceed 25% of the aggregate principal amount of the Capital Securities initially issued under the Indenture (the “Preferred Stock Issuance Cap”).

Once the Guarantor reaches the Warrant Issuance Cap, the Guarantor is not required to issue more Qualifying Warrants under the Alternative Coupon Satisfaction Mechanism with respect to Optionally Deferred Interest attributable to the first 5 years of any Optional Deferral Period (including Compounded Interest thereon) even if there is a subsequent increase in the number of outstanding shares of the Guarantor’s Common Stock. The Warrant Issuance Cap will cease to apply following the fifth anniversary of the commencement of any Optional Deferral Period, at which point the Company may only pay any Optionally Deferred Interest, regardless of the time at which it was deferred, using the Alternative Coupon Satisfaction Mechanism, subject to the Preferred Stock Issuance Cap and any Market Disruption Event. If the Warrant Issuance Cap has been reached during a Optional Deferral Period and the Company subsequently pays all Optionally Deferred Interest payments (and Compound Interest amounts) prior to the fifth anniversary of such Optional Deferral Period, the Warrant Issuance Cap will cease to apply, and will only apply again once the Company starts a new Optional Deferral Period. The Preferred Stock Issuance Cap will apply so long as the Capital Securities remain outstanding and all proceeds of issuances of Non-Cumulative Perpetual Preferred Stock used to pay Optionally Deferred Interest hereunder will count against such Preferred Stock Issuance Cap.

As used in this Section 6.02, the term “Commercially Reasonable Efforts” to sell Qualifying Securities means commercially reasonable efforts on the part of the Company and the Guarantor to complete the offer and sale of Qualifying Securities to third parties that are not Subsidiaries of the Company or the Guarantor in public offerings or private placements, provided that the Company and the Guarantor will be deemed to have made such Commercially Reasonable Efforts during a Market Disruption Event regardless of whether the Company or the Guarantor makes any offers or sales during such Market Disruption Event. For the avoidance of doubt, neither the Company nor the Guarantor will be considered to have made such Commercially Reasonable Efforts to effect a sale of Qualifying Securities if either determines to not pursue or complete such sale solely due to pricing, dividend rate or dilution considerations.

(b)   Following the Fifth Deferral Anniversary or a Current Interest Payment Date, the Company shall apply the net proceeds received by it from sales of shares of its Qualifying Securities to the payment of accrued and unpaid interest (including Compounded Interest), with net proceeds to be paid promptly after receipt until all accrued and unpaid interest (including Compounded Interest) amounts owing have been paid in full.

(c)   In the event that net proceeds received by the Company from one or more sales of shares of its Qualifying Securities following such Fifth Deferral Anniversary or the Current Interest Payment Date are not sufficient to satisfy the full interest amount, such net proceeds will be paid to the Holders of the Capital Securities on a pro rata basis.

(d)   Any interest payment made pursuant to the provisions of this Section 6.02 will first be allocated to payment of the interest due on that Interest Payment Date. Any payment of interest in excess of the amount of the interest due on that Interest Payment Date will be applied first against any then existing accrued and unpaid interest, in chronological order beginning with the earliest unpaid Interest Payment Date, and then against any accrued and unpaid Compounded Interest. If the Company has outstanding at such time any debt securities ranking pari passu with the Capital Securities under the terms of which the Company is obligated to sell Qualifying Securities and apply the net proceeds to payment of deferred interest on such pari passu securities and the Company at such time is required to apply such proceeds to pay the deferred interest on such pari passu securities, then on any date and for any period the amount of net proceeds received by the Company from such sales and available for payment of such deferred interest shall be applied to the Capital Securities and such pari passu securities on a pro rata basis.

Section 6.03.  Payment of Expenses.  In connection with the offering, sale and issuance of the Capital Securities, the Company, in its capacity as borrower with respect to the Capital Securities, shall pay the compensation of the Trustee under the Junior Subordinated Indenture in accordance with the provisions of Section 6.7 of the Base Indenture.

Section 6.04.  Payment upon Resignation or Removal.  Upon termination of this First Supplemental Subordinated Indenture or the Base Indenture or the removal or resignation of the Trustee, the Company shall pay to the Trustee all amounts accrued to the date of such termination, removal or resignation.

ARTICLE 7
SUBORDINATION

Article 16 of the Base Indenture shall be superseded by this Article 7 with respect to the Capital Securities.

Section 7.01.  Agreement to Subordinate.  The Company agrees, and each Holder by accepting any Capital Securities agrees, that, unless otherwise specified pursuant to Section 3.01 hereof with respect to any series of Capital Securities, the indebtedness evidenced by the Capital Securities is subordinated in right of payment, to the extent and in the manner provided in this Article 7, to the prior payment in full of all Company Senior Indebtedness, and that the subordination is for the benefit of, and shall be enforceable directly by, the holders of Company Senior Indebtedness, without any act or notice of acceptance hereof or reliance hereon.

Section 7.02.  Liquidation; Dissolution; Bankruptcy.  In the event of:

(a)   any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property;

(b)   any proceeding for the liquidation, dissolution or other winding up of the Company voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

(c)   any assignment by the Company for the benefit of creditors; or

(d)   any other marshalling of the assets of the Company,

all Company Senior Indebtedness (including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshalling of assets) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by the Company on account of the Capital Securities. In any such event, any payment or distribution, whether in cash, securities or other property, which would otherwise (but for the provisions of this Article 7) be payable or deliverable in respect of the Capital Securities (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Capital Securities) shall be paid or delivered directly to the holders of Company Senior Indebtedness, or to their representatives, in accordance with the priorities then existing among such holders until all Company Senior Indebtedness shall have been paid in full. Payments on the Capital Securities in the form of other securities of the Company or those of any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of this Junior Subordinated Indenture with respect to the indebtedness evidenced by the Capital Securities, to the payment of all Company Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment, shall be paid or delivered directly to the holders of Company Senior Indebtedness and then, if any amounts remain, to the Holders of Capital Securities.

Section 7.03.  Default on Company Senior Indebtedness.  If (i) the Company defaults in the payment of any principal (or premium, if any) or interest on any Company Senior Indebtedness, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Company Senior Indebtedness permitting any holder thereof to accelerate the maturity thereof and written notice of such event of default, requesting that payments on the Capital Securities cease, is given to the Company by the holders of Company Senior Indebtedness, then unless and until such default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, may be made or agreed to be made on account of the Capital Securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of the Capital Securities.  Nothing in Section 7.02 hereof or in this Section 7.03 shall apply to claims of or payments to, the Trustee under or pursuant to Section 6.03 hereof and Section 6.7 of the Base Indenture.

Section 7.04.  When Distribution Must Be Paid Over.  Unless otherwise specified pursuant to Section 3.01 hereof with respect to any series of Capital Securities, if a payment on account of or in respect of the Capital Securities is made to the Trustee or any Holder at a time when a Responsible Officer of the Trustee or such Holder has actual knowledge that because of this Article 7 such payment should not have been made to it, the Trustee or such Holder who receives the payment shall hold it in trust for the benefit of, and, upon written request, shall pay it over to, the holders of Company Senior Indebtedness as their interests may appear, or their agents or representatives, for application to the payment of all principal, premium, if any, and interest then payable with respect to any Company Senior Indebtedness.

Section 7.05.  Subrogation.  Company Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or other property equal to the amount of such Company Senior Indebtedness then outstanding. After all Company Senior Indebtedness is paid in full and until the Capital Securities are paid in full, Holders of the Capital Securities shall be subrogated (equally and ratably with all other indebtedness as to which the right to receive payment is pari passu with the Capital Securities) to the rights of holders of Company Senior Indebtedness to receive any further payments that are applicable to Company Senior Indebtedness to the extent that payments or distributions otherwise payable to the Holders have been applied to the payment of Company Senior Indebtedness, and such payments or distributions received by any Holder of Capital Securities, by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of Company Senior Indebtedness, shall, as between the Company and its creditors other than the holders of Company Senior Indebtedness, on the one hand, and the Holders of Capital Securities, on the other, be deemed to be a payment by the Company on account of Company Senior Indebtedness, and not on account of Capital Securities.  Upon any payment or distribution of assets of the Company referred to in this Article 7, the Trustee and the Holders shall be entitled to conclusively rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders of the Capital Securities, for the purposes of ascertaining the Persons entitled to participate in such distribution, the holders of Company Senior Indebtedness with respect to the Securities of such series and other indebtedness of the Company, as the case may be, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 7.

Section 7.06.  Relative Rights.  This Article 7 defines the relative rights of Holders of Capital Securities and holders of Company Senior Indebtedness. Unless otherwise specified in Article 11 hereof or pursuant to Section 3.01 hereof with respect to any series of Capital Securities, nothing in this Junior Subordinated Indenture shall:

(a)   impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Capital Securities in accordance with their terms;

(b)   affect the relative rights of Holders other than their rights in relation to holders of Company Senior Indebtedness; or

(c)   prevent the Trustee or any Holder from exercising its available remedies upon a default, an Other Covenant Default or Event of Default, subject to the rights of holders and owners of Company Senior Indebtedness to receive distributions and payments otherwise payable to Holders.

If the Company fails because of this Article 7 to pay principal of or interest on Capital Securities on the due date, subject to Section 5.01 hereof, the failure is still, or after notice or lapse of time or both would become, an Event of Default.

Section 7.07.  Rights of the Trustee; Holders of Company Senior Indebtedness.  (a) The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article 7 in respect of any Company Senior Indebtedness with respect to the Capital Securities at any time held by it, to the same extent as any other holder of such Company Senior Indebtedness, and nothing in this Supplemental Indenture or the Base Indenture shall deprive the Trustee of any of its rights as such holder.

(b)   With respect to the holders of Company Senior Indebtedness, with respect to the Securities of any series, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article 7 subject to Article 8 hereof, and no implied covenants or obligations with respect to the holders of such Company Senior Indebtedness shall be read into this Junior Subordinated Indenture or any Additional Provisions against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of such Company Senior Indebtedness and, subject to the provisions of Section 6.2 of the Base Indenture, the Trustee shall not be liable to any holder of such Company Senior Indebtedness if it shall pay over or deliver to Holders of Capital Securities, the Company or any other Person money or assets to which any holder of such Company Senior Indebtedness shall be entitled by virtue of this Article 7 or otherwise.

Nothing in this Article 7 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 6.03 hereof and Section 6.7 of the Base Indenture.

Section 7.08.  Subordination May Not Be Impaired.  No present or future holder of any Company Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness constituting the Capital Securities by any act or failure to act on the part of the Company.

Section 7.09.  Distribution.  Upon any payment or distribution of assets of the Company referred to in this Article 7, the Trustee and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Company Senior Indebtedness and other Debt of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 7.

Section 7.10.  Authorization to Effect Subordination.  Each Holder of Capital Securities by his acceptance thereof authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 7 (to the extent the same may be modified pursuant to Section 3.01 hereof with respect to any series of Capital Securities), and appoints the Trustee his attorney-in-fact for any and all such purposes.

ARTICLE 8
NOTICE

Section 8.01.  Notice by the Company.  Subject to Section 4.02 hereof, the Company shall give prompt written notice to a Responsible Officer of the Trustee of any fact known to the Company that would prohibit the making of any payment of monies to or by the Trustee in respect of the Capital Securities pursuant to the provisions of Article 7 hereof; provided that failure to give such notice shall not affect the subordination of the Capital Securities to the Company Senior Indebtedness as provided in Article 7 hereof.  Notwithstanding any of the provisions of the Base Indenture and this First Supplemental Subordinated Indenture or of any Additional Provisions, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to or by the Trustee in respect of the Capital Securities pursuant to the provisions of the Base Indenture or this First Supplemental Subordinated Indenture unless and until a Responsible Officer of the Trustee shall have received written notice thereof from the Company or a holder or holders of Company Senior Indebtedness with respect to the Capital Securities from any trustee therefor; and before the receipt of any such written notice, the Trustee, subject to the provisions of Article 6 of the Base Indenture, shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Article 8 at least two Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (or premium, if any) or interest (including any Additional Interest) on or any Additional Amounts with respect to, any Capital Securities), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purposes for which they were received, and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to such date.

The Trustee, subject to the provisions of Article 6 of the Base Indenture, shall be entitled to conclusively rely on the delivery to it of a written notice by a Person representing himself to be a holder of Company Senior Indebtedness with respect to the Securities of any series (or a trustee on behalf of such holder), to establish that such notice has been given by a holder of such Company Senior Indebtedness or a trustee on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of such Company Senior Indebtedness to participate in any payment or distribution pursuant to Article 7, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Company Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under Article 7, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

ARTICLE 9
FORM OF CAPITAL SECURITY

Section 9.01.  Form of Capital Security ..  The Capital Securities and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the following forms:

(FORM OF FACE OF DEBENTURE)

[IF THE DEBENTURE IS TO BE A REGISTERED SECURITY IN GLOBAL FORM, INSERT - THIS DEBENTURE IS A REGISTERED SECURITY IN GLOBAL FORM WITHIN THE MEANING OF THE JUNIOR SUBORDINATED INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS DEBENTURE IS EXCHANGEABLE FOR DEBENTURES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE JUNIOR SUBORDINATED INDENTURE, AND NO TRANSFER OF THIS DEBENTURE MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR DEBENTURES IN DEFINITIVE REGISTERED FORM, THIS DEBENTURE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE

DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]

[UNLESS THIS DEBENTURE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY DEBENTURE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

ASSURED GUARANTY U.S. HOLDINGS INC.

6.40% Series A Enhanced Junior Subordinated Debentures due 2066

No. R-1	CUSIP No.	$150,000,000

ASSURED GUARANTY U.S. HOLDINGS INC., a corporation organized and existing under the laws of Delaware (hereinafter called the “Company”, which term includes any successor corporation under the Junior Subordinated Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of ONE HUNDRED AND FIFTY MILLION dollars ($150,000,000) on December 15, 2066 (the “Maturity Date”). Notwithstanding the preceding sentence, in the event that the Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding day which is a Business Day, and no interest shall accrue on the amount payable on such date or at such time for the period from and after such Maturity Date to such next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, then the Maturity Date will be the immediately preceding day which is a Business Day. The Company further promises to pay interest on said principal sum from December 20, 2006 or from the most recent Interest Payment Date to which interest has been paid or duly provided for. From, and including, December 20, 2006 to, but excluding, December 15, 2016 or earlier Redemption Date (the “Fixed Rate Period”), the Capital Securities will bear interest, accruing from the date of initial issuance, at the per annum rate of 6.40% (the “Fixed Rate”), payable (subject to the interest deferral provisions of the First Supplemental Subordinated Indenture) semi-annually in arrears on each Interest Payment Date in respect of an Interest

Payment Period during the Fixed Rate Period. From, and including December 15, 2016 to, but excluding, the Maturity Date or earlier Redemption Date (the “Floating Rate Period”), the Capital Securities will bear interest at the per annum rate of 3-Month LIBOR plus a margin equal to 2.38% (the “Floating Rate”), payable (subject to the interest deferral provisions of the First Supplemental Subordinated Indenture) quarterly in arrears on each Interest Payment Date in respect of an Interest Payment Period during the Floating Rate Period. “Interest Payment Date” means (i) up to, and including, December 15, 2016, each June 15 and December 15, commencing June 15, 2007; and (ii) after December 15, 2016, each March 15, June 15, September 15 and December 15, commencing March 15, 2017; provided that if any such day from, and including, March 15, 2007 is not a Business Day, then the Interest Payment Date shall be the immediately succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, then such Interest Payment Date will be the immediately preceding Business Day. “Interest Payment Period” means the semi-annual or quarterly period, as applicable, from and including, an Interest Payment Date to, but excluding, the next succeeding Interest Payment Date, except for the first Interest Payment Period which shall be determined from, and including, the date of initial issuance of the Capital Securities (subject to Section 2.01 of the First Supplemental Subordinated Indenture) to, but excluding, June 15, 2007.  The amount of interest payable on any Interest Payment Date or Redemption Date in respect of an Interest Payment Period during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months and will include interest accrued from, and including, the last scheduled Interest Payment Date for which interest has been paid or duly provided for (or, if none, the issue date) to, but excluding, the scheduled Interest Payment Date or Redemption Date, as the case may be. Interest calculated for any period less than a 30-day month will be calculated based on the actual number of days elapsed in such month. In the event that any Interest Payment Date during the Fixed Rate Period is not a Business Day, payment of the interest payable on such Interest Payment Date will be made on the next succeeding Business Day (and without any interest or other payment in respect of any such delay). Interest payments during the Floating Rate Period will include accrued interest from and including the last date in respect of which interest has been duly paid or provided for to, but not including, the next succeeding Interest Payment Date, the Redemption Date or the Maturity Date, as the case may be. The amount of interest payable will be computed on the basis of a 360-day year and the actual number of days elapsed in each quarterly Interest Payment Period. All percentages resulting from any interest rate calculation will be rounded upward or downward, as appropriate, to the next higher or lower one-hundred-thousandth of a percentage point. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Base Indenture, be paid to the Person in whose name this Capital Security is registered at the close of business on the day next preceding the Interest Payment Date; provided, that in the event the Capital Securities will not continue to remain in book-entry form or are not in the form of a global certificate, the Company will have the right to select record dates, which will be at least one Business Day before an Interest Payment Date. The principal of (and premium, if any) and the interest (including Compounded Interest) on this Capital Security shall be payable at the office or agency of the Trustee maintained for that purpose in the United States, in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Security Register.

The indebtedness evidenced by this Capital Security is, to the extent provided in the Junior Subordinated Indenture, subordinate and junior in right of payment to the prior payment in full of all Company Senior Indebtedness, and this Capital Security is issued subject to the provisions of the Junior Subordinated Indenture with respect thereto. Each Holder of this Capital Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Junior Subordinated Indenture by each holder of Company Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is hereby made to the further provisions of this Capital Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Capital Security shall not be entitled to any benefit under the Junior Subordinated Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: December 20, 2006

ASSURED GUARANTY U.S.
HOLDINGS INC.

By:
Name:
Title:

Attest:

By:
Name:
Title:

ASSURED GUARANTY LTD.

By:
Name:
Title:

Attest:

By:
Name:
Title:

This is one of the Debentures referred to in the within mentioned Junior Subordinated Indenture.

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title: Authorized Signatory

[REVERSE OF DEBENTURE]

This Debenture is one of a duly authorized issue of securities of the Company (herein called the “Capital Securities”), issued and to be issued in one or more series under an Indenture, dated as of December 1, 2006 (herein called the “Base Indenture”), between the Company the Guarantor, and The Bank of New York (herein called the “Trustee”, which term includes any successor trustee under the Indenture), as supplemented by a First Supplemental Subordinated Indenture, dated as of December 20, 2006 (the “First Supplemental Subordinated Indenture” and the Base Indenture as so supplemented, the “Junior Subordinated Indenture”), to which Junior Subordinated Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Capital Securities, and of the terms upon which the Capital Securities are, and are to be, authenticated and delivered. This Capital Security is one of the series designated on the face hereof, limited in aggregate principal amount to $150,000,000.

All terms used in this Capital Security that are defined in the Junior Subordinated Indenture shall have the meanings assigned to them in the Junior Subordinated Indenture.

Notwithstanding the provisions of Article 11 of the Base Indenture, the Company shall have the right, at its option, to redeem the Capital Securities for cash, in whole or in part, on and after December 15, 2016, at a cash redemption price equal to the Par Redemption Amount; provided that if the Capital Securities are not redeemed in whole, at least $50,000,000 aggregate principal amount of the Capital Securities (excluding any Capital Securities held by the Company or any of its Affiliates) remains outstanding after giving effect to such redemption. Prior to December 15, 2016, the Company shall have the right, at its option, to redeem the Capital Securities in whole but not in part, including, but not limited to, upon the occurrence of a Tax Event or a Rating Agency Event, at a cash redemption price of the greater of (i) the Par Redemption Amount and (ii) the Make-Whole Redemption Amount. With respect to any redemption of Capital Securities as a result of a Tax Event, the Redemption Date will be within 180 days following the occurrence of such Tax Event; provided, however, that if at that time the Company or the Guarantor is able to eliminate, within the 180-day period, the Tax Event by taking some ministerial action (such as making an election or filing a form) that has no adverse effect on the Guarantor or the Company or the Holders of the Capital Securities, the Guarantor and the Company will pursue such action in lieu of redemption. The Company will have no right or obligation to redeem the Capital Securities while pursuing such measure.

Any redemption will be made upon not less than fifteen days nor more than sixty days notice before the Redemption Date to the registered Holders of the Capital Securities. If the Capital Securities are to be redeemed in part, the Capital Securities will be redeemed pro rata or by lot or by any other method utilized by the Trustee that the Trustee shall deem fair and appropriate. Any notice mailed as provided in the Junior Subordinated Indenture shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of the Capital Securities designated for redemption shall not affect the validity of the proceedings for the redemption of any other Capital Securities. Each such notice given to a Holder shall state: (1) the Redemption Date; (2) the Redemption Price; (3) that the Capital Securities are being redeemed pursuant to the Junior Subordinated Indenture or the terms of the Capital Securities together with the facts permitting such redemption; (4) if less than all outstanding Capital Securities are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular Capital Securities to be redeemed; (5) the place or places where the Capital Securities are to be redeemed; and (6) that interest on the Capital Securities to be redeemed will cease to accrue on the Redemption Date. Notwithstanding the foregoing, if the Capital Securities are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the Holders of Capital Securities at such time and in any manner permitted by such facility. The Redemption Price shall be paid prior to 12:00 noon, New York City time, on the Redemption Date or at such earlier time as the Company determines and specifies in the notice of redemption. The Company shall deposit with the Trustee or with a Paying Agent an amount of money sufficient to pay the Redemption Price of such Capital Securities or any portion thereof which are to be redeemed on that date.

If any notice of redemption has been given as provided in the Junior Subordinated Indenture, the Capital Securities or portion of the Capital Securities with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice at the applicable Redemption Price. From and after such date, the Capital Securities to be redeemed shall cease to bear interest. If any Capital Securities called for redemption shall not be so paid upon surrender thereof for redemption, the principal of and premium, if any, on such Capital Securities shall, until paid, bear interest from the Redemption Date at the Coupon Rate. On presentation and surrender of such Capital Securities at a place of payment in said notice specified, the said securities or the specified portions thereof shall be paid and redeemed by the Company at the applicable Redemption Price. Upon presentation of any Capital Securities redeemed in part only, the Company and the Guarantor shall execute and the Trustee shall authenticate and deliver to the Holder thereof, at the expense of the Company, new Capital Securities of the same series, of authorized denominations, in aggregate principal amount equal to the unredeemed portion of the Capital Securities so presented and having the same original issue date, Maturity Date and terms. If a Registered Security in global form is so surrendered, such new Capital Securities will also be a new Registered Security in global form.

The Capital Securities are not entitled to the benefit of any sinking fund.

If an Event of Default with respect to Capital Securities of this series for which the remedy of acceleration is available shall occur and be continuing, the principal of the Capital Securities of this series may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Junior Subordinated Indenture.

The Junior Subordinated Indenture contains provisions for satisfaction, discharge and defeasance at any time of the entire indebtedness of this Capital Security upon compliance by the Company with certain conditions set forth in the Junior Subordinated Indenture.

The Junior Subordinated Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series to be affected by such supplemental indenture. The Junior Subordinated Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Junior Subordinated Indenture and certain past defaults under the Junior Subordinated Indenture and their consequences. Any such consent or waiver by the Holder of this Capital Security shall be conclusive and binding upon such Holder and upon all future Holders of this Capital Security and of any Capital Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Capital Security.

So long as no Event of Default has occurred and is continuing under the Junior Subordinated Indenture, the Company may elect at any time during the term of the Capital Securities, and from time to time, to defer one or more payments of interest on such Capital Securities (an “Optional Deferral” and any such deferred interest, “Optionally Deferred Interest” and such continuous period of Optional Deferral, an “Optional Deferral Period”) for up to ten years. Optionally Deferred Interest will continue to accrue and compound semi-annually or quarterly, as applicable, on each Interest Payment Date, to the extent permitted by applicable law, at the applicable Coupon Rate.

Following the earlier of (i) the Fifth Deferral Anniversary (as defined in Section 6.02 of the First Supplemental Subordinated Indenture) or (ii) a payment, during an Optional Deferral Period, of current interest on the Capital Securities, the provisions of Section 6.02 of the First Supplemental Subordinated Indenture will apply, and the Company and the Guarantor must (except upon an Event of Default with respect to the Capital Securities) make Commercially Reasonable Efforts to sell certain Qualifying Securities. If such efforts are successful, the Company must pay Optionally Deferred Interest out of the net proceeds from the sale of such Qualifying Securities on the next succeeding Interest Payment Date following the Fifth Deferral Anniversary or the Current Interest Payment Date, as applicable, but the Company cannot pay such Optionally Deferred Interest from sources other than the net proceeds from the sale of such Qualifying Securities. Additionally, during any Optional Deferral Period, the restrictions on payment by the Company and the Guarantor of dividends and other distributions on Capital Stock pursuant to Section 6.01 of the First Supplemental Subordinated Indenture will apply. There is no limit on the number of Optional Deferral Periods that the Company may begin.

If the Company defers interest for a period of 10 consecutive years from the commencement of an Optional Deferral Period, the Company will be required to pay all accrued and unpaid interest (including Compounded Interest) at the conclusion of the 10-year period, and to the extent it does not do so, the Guarantor will be required to make Subordinated Guarantee payments in accordance with Article 17 of the Base Indenture.  If the Company fails to pay in full all accrued and unpaid interest (including Compounded Interest) at the conclusion of the 10-year period, due to an Optional Deferral or otherwise, such failure continues for

30 days and the Guarantor fails to make Subordinated Guarantee payments with respect thereto, an Event of Default will occur.

The Company shall provide a notice of any Optional Deferral to the Trustee no more than sixty and no fewer than fifteen days prior to the relevant Interest Payment Date.  A notice of Optional Deferral, once given, will be irrevocable and the deferral of payments on the related Interest Payment Date will be considered an Optional Deferral.

Each Holder of a Capital Security, by such Holder’s acceptance thereof, agrees that upon any payment or distribution of assets to creditors of the Company upon any liquidation, dissolution, winding up, reorganization, or in connection with any insolvency, receivership or proceeding with respect to the Company, whether voluntary or not, such Holder shall not have a claim for, and thus no right to receive, interest that is unpaid (including Compounded Interest thereon) and has not been settled through the application of the Alternative Coupon Satisfaction Mechanism, to the extent that the aggregate amount of such interest (including Compounded Interest thereon) relates to the first two years of the portion of the Optional Deferral Period for which interest has not so been paid.

Except as provided in the immediately preceding paragraph and Article 11 of the First Supplemental Subordinated Indenture, no reference herein to the Junior Subordinated Indenture and no provision of this Capital Security or of the Junior Subordinated Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Capital Security at the times, place and rate, and in the coin or currency, herein prescribed.

Upon the exchange of any Capital Securities in the form of a global Registered Security for definitive Registered Securities, such global Registered Security shall be cancelled by the Trustee or an agent of the Company or the Trustee.  The definitive Registered Securities issued in exchange for a global Registered Security pursuant to Section 2.03 of the First Supplemental Subordinated Indenture shall be registered in such names and in denominations of $2,000 and integral multiples of $1,000 in excess thereof, bearing identical terms as the Registered Security they replace, as the Depositary for such global Registered Security, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee or an agent of the Company or the Trustee. The Trustee or such agent shall deliver such definitive Registered Securities to or as directed by the Persons in whose names such definitive Registered Securities are so registered.

All Capital Securities issued upon any transfer or exchange of Capital Securities shall be valid obligations of the Company and the Guarantor, respectively, evidencing the same debt, and entitled to the same benefits under the

Junior Subordinated Indenture, as the Capital Securities surrendered upon such transfer or exchange.

Principal and interest on the Capital Securities issued in the form of definitive Registered Securities will be payable, the transfer of such Capital Securities will be registrable and such Capital Securities will be exchangeable for Capital Securities bearing identical terms and provisions at the office or agency of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Security Register.

No recourse shall be had for the payment of the principal of or the interest on this Capital Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Junior Subordinated Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Company agrees and, by its acceptance of this Capital Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Capital Security agrees to treat this Capital Security as indebtedness for United States federal, state and local tax purposes.

THE JUNIOR SUBORDINATED INDENTURE AND THIS CAPITAL SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

ARTICLE 10
ORIGINAL ISSUE OF CAPITAL SECURITIES

Section 10.01.  Original Issue of Capital Securities .  Capital Securities in the aggregate principal amount not to exceed $150,000,000, except as provided in Section 2.01(b) hereof, may, upon execution of this First Supplemental Subordinated Indenture, be executed by the Company and the Guarantor and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Capital Securities to or upon the written order of the Company, signed by its Chief Executive Officer, its President, or any Vice President and its Treasurer or an Assistant Treasurer, without any further action by the Company.

The Company shall file with the Trustee promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of the year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

ARTICLE 11
LIMITATION ON CLAIMS

Section 11.01.  Limitation on Claim for Deferred Interest.  Each Holder of a Capital Security, by such Holder’s acceptance thereof, agrees that upon any payment or distribution of assets to creditors of the Company upon any liquidation, dissolution, winding up, reorganization, or in connection with any insolvency, receivership or proceeding with respect to the Company, whether voluntary or not, such Holder shall not have a claim for, and thus no right to receive, interest that is unpaid (including Compounded Interest thereon) and has not been settled through the application of the Alternative Coupon Satisfaction Mechanism, to the extent that the aggregate amount of such interest (including Compounded Interest thereon) relates to the first two years of the portion of the Optional Deferral Period for which interest has not so been paid. Amounts to which the Holders of the Capital Securities would have been entitled to receive hereunder, but for operation of this Section 11.01 are referred to as “Foregone Interest.”

ARTICLE 12
DEFEASANCE OF CERTAIN COVENANTS

Section 12.01.  Termination of the Company’s Obligations Under Certain Covenants.  Subject to Article 16 of the Base Indenture, the Company, at its option, either (a) shall be deemed to have been Discharged (as defined below) from its obligations with respect to the Capital Securities on the ninety-first day after the applicable conditions set forth below have been satisfied or (b) shall cease to be under any obligation to comply with any term, provision or condition set forth in Section 10.7 of the Base Indenture and Article 6 hereof with respect to the Capital Securities and the Guarantor shall cease to be under any obligation to comply with any term, provision or condition set forth in Section 10.8 of the Base Indenture and Article 17 thereof with respect to the Subordinated Guarantees, at any time after the applicable conditions set forth below have been satisfied:

(i)    the Company shall have deposited or caused to be deposited irrevocably with the Trustee as trust funds in trust, specifically assigned as security for, and dedicated solely to, the benefit of the Holders of the Capital Securities (A) money in an amount, or (B) Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day (or, if such day is not a Business Day, the first day preceding such day which is not a Business Day) before the due date of any payment, money in an amount, or (C) a combination of (A) and (B), sufficient, in the opinion of a nationally recognized firm of independent registered public accounting firm selected by the Company expressed in a written certification thereof delivered to the Trustee, to pay and discharge the principal of and interest, if any, on the outstanding Capital Securities on the dates such principal and interest, if any, are due;

(ii)   if the Capital Securities are then listed on the New York Stock Exchange, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Company’s exercise of its option under this paragraph would not cause such Capital Securities to be delisted;

(iii)  no Event of Default, or event which with the giving of notice or lapse of time, or both, would become an Event of Default, with respect to the Capital Securities under Section 5.1 of the Base Indenture as amended and supplemented by Section 5.01 hereof shall have occurred and be continuing on the date of such deposit and the Company shall have furnished to the Trustee an Officers’ Certificate to such effect; and

(iv)  the Company shall have delivered to the Trustee the following: (A) an Opinion of Counsel or to the effect that Holders of the Capital Securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of the Company’s exercise of its option under this Section 12.01 and will be subject to U.S. Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised and (B) either (1) an Opinion of Counsel or (2) a no-action letter from, or issued by, the Commission, whichever of (1) or (2) the Company shall determine, to the effect that the deposit with the Trustee of money and/or Government Securities as trust funds as provided in this Section 12.01 will not be considered an investment company required to be registered under the Investment Company Act of 1940, as amended. The Company shall give notice to the Holders of the Capital Securities at the time Government Obligations are deposited with the Trustee.

“Discharged” means, for purposes of this Section 12.01, that the Company shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Capital Securities and to have satisfied all the obligations under this Junior Subordinated Indenture relating to the Capital Securities (and the Trustee, at the expense of the Company, shall execute such instruments as may be requested by the Company acknowledging the same), except (A) the rights of Holders of Capital Securities to receive, solely from the trust fund described above, payment of the principal of and interest, if any, on such Capital Securities when such payments are due; (B) the Company’s obligations with respect to such Securities under Sections 1.10, 3.5, 3.6, 4.3, 6.7, 6.9, 7.1, 10.2 and 10.3 of the Base Indenture; and (C) the rights, powers, duties and immunities of the Trustee hereunder. Notwithstanding the satisfaction and discharge of this Junior Subordinated Indenture with respect to any Capital Securities, the obligations of the Company to the Trustee and any predecessor Trustee under Sections 1.10 and 6.7 of the Base Indenture shall survive.

Section 12.02.  Application of Trust Money.  All moneys and Government Obligations deposited with the Trustee pursuant to Section 12.01 and, with respect to Government Obligations, the principal and interest in respect thereof, shall be held irrevocably in trust and applied by it to the payment in accordance with the provisions of the Capital Securities and this Junior Subordinated Indenture, either directly or through any Paying Agent (including the Company if acting as its own Paying Agent), to the Holders of the Capital Securities for the payment or redemption of which such money has been deposited with the Trustee, of all sums due and to become due thereon for principal and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

Section 12.03.  Repayment to Company.  The Trustee and the Paying Agent shall promptly pay to the Company upon request any excess money or securities held by them at any time. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of or interest on any Capital Security and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Company on request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Capital Security shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

ARTICLE 13
MISCELLANEOUS

Section 13.01.  Ratification of Indenture.  The Base Indenture as supplemented by this First Supplemental Subordinated Indenture, is in all respects ratified and confirmed, and this First Supplemental Subordinated Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 13.02.  Trustee Not Responsible for Recitals; Concerning the Calculation Agent.  The recitals herein contained are made by the Company or the Guarantor and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Calculation Agent shall have all of the rights, immunities, and protections accorded the Trustee under the Indenture.

Section 13.03.  Governing Law.  This First Supplemental Subordinated Indenture and each Capital Security shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State applicable to contracts made and to be performed entirely within said State.

Section 13.04.  Separability.  In case any one or more of the provisions contained in this First Supplemental Subordinated Indenture or in the Capital Securities shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Subordinated Indenture or of the Capital Securities, but this First Supplemental Subordinated Indenture and the Capital Securities shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 13.05.  Counterparts.  This First Supplemental Subordinated Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Subordinated Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

ASSURED GUARANTY U.S.
HOLDINGS INC.,
as Issuer

By:
Name:
Title:

ASSURED GUARANTY LTD, as
Guarantor

By:
Name:
Title:

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title: